Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into by and between Univision Univision Communications Inc. (“Company”) and Roberto Llamas (“Employee”).

RECITALS

WHEREAS, Company desires to employ Employee and Employee desires to accept such employment on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Employee and Company agree as follows:

1. Definitions/Interpretation. The terms and conditions of Sections 1-9 (the “Express Terms and Conditions”), together with the “Standard Terms and Conditions” attached hereto and incorporated herein by reference, are collectively referred to as the “Agreement.” All capitalized terms in the Agreement have the meaning set forth in the Express Terms and Conditions, except as otherwise specifically defined in the Standard Terms and Conditions. In the event of a conflict, the Express Terms and Conditions will prevail over the Standard Terms and Conditions. All references to “Section” are Sections of the Standard Terms and Conditions unless expressly stated otherwise.

2. Employment/Term. On the terms and subject to the conditions set forth in this Agreement, Company hereby employs Employee and Employee hereby accepts such employment for the period commencing on October 1, 2013, and ending on July 31, 2016, unless terminated earlier in accordance with this Agreement (the “Term”).

3. Base Salary. In consideration of all services rendered by Employee under this Agreement, Company shall pay Employee a base salary (the “Base Salary”) at the annualized rate of Seven Hundred Thousand Dollars ($700,000) during Employee’s employment. The Base Salary will be paid in accordance with Company’s customary payroll practices, which may change from time to time in Company’s sole discretion. Employee’s Base Salary will be reviewed periodically and may be increased in Company’s sole discretion.

4. Duties. Employee will perform the duties and responsibilities and render services in the capacity of EVP, Chief Human Resources Officer and Community Empowerment Officer, or in any other capacity as Company may from time to time prescribe. Employee will observe and comply with all rules, regulations, policies, orders and directions, whether oral or written, as Company may prescribe from time to time (“Company’s Policies”).

5. Target Incentive Compensation Bonus. Employee will be eligible for annual target incentive compensation (“TIC”) of up to 100% of his Base Salary. The TIC will be based upon a review of Employee’s performance and the results of operations and prospects of Company, and may or may not be granted in the sole and absolute discretion of Company. The TIC, if any, shall be earned and paid pursuant to Company Policy.

6. Benefits. Company will provide to Employee all insurance and other benefits that Company provides to employees of Company generally (the “Benefits”); subject, however, to Employee’s eligibility to participate in such Benefits under Company’s Policies.

7. Business Expenses. Company will reimburse Employee for all reasonable and necessary business expenditures incurred and submitted for reimbursement by Employee in accordance with Company’s Policies.

8. Place of Employment. Employee’s principal place of employment will be in New York, New York, or at such other place as may be mutually determined by Company and Employee. Notwithstanding the foregoing, Employee will engage in temporary travel as Company may reasonably request or as may be required to carry out Employee’s duties and responsibilities hereunder.

9. Severance Payment. In the event Employee’s employment is terminated without Cause pursuant to Section 2(a)(4), the amount payable under Section 2(b) of the Standard Terms and Conditions below will also include a pro-rata portion of Employee’s annual bonus for the fiscal year in which Employee’s termination occurs based on actual results for such year if Employee had been continually employed throughout the entire fiscal year (determined by multiplying the amount of such annual bonus, if any, which would be due for the full fiscal year by a fraction, the number of which is the number of days during the fiscal year of termination that Employee is employed with the Company and the denominator of which is 365), payable at the same time during the following calendar year as such payment would have been made if Employee continued to be employed with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

Estoy consciente de que independientemente que las pláticas y negociaciones relacionadas con el presente Contrato se hayan sostenido en el idioma español, la relación entre las partes se regirá únicamente por este Contrato escrito en el idioma inglés, y que es mi estricta responsabilidad el entender lo que estoy firmando.

I understand that whether or not the discussions and negotiations relating to this Agreement have been conducted in Spanish, the relationship between the parties will be governed only by this Agreement written in English, and that it is my responsibility to understand what I am signing.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Randel Falco
Randel Falco
Chief Executive Officer & President

Dated:

/s/ Roberto Llamas
Roberto Llamas

Dated:	3/5/14

STANDARD TERMS AND CONDITIONS

1. Exclusivity of Services.

(a) Full Time. Employee will render services solely and exclusively for Company and devote Employee’s full business time, energy and ability to Company and faithfully and diligently promote the business affairs and interests of Company.

(b) Prohibited Activities. Without the prior express written consent of Company, which consent may be withheld or rescinded at any time in the sole discretion of Company, Employee will not, directly or indirectly, either individually or as an employee, agent, partner, joint venturer, shareholder, consultant, officer, director or in any other capacity: (i) render services to any other person or entity, except to a charitable organization for no consideration and then only to the extent it does not interfere with the business interests of Company and the performance by Employee of Employee’s obligations under this Agreement and does not have the effect of negatively impacting the reputation of Company or Employee; or (ii) participate, engage in or have any financial or other interest in any business that is competitive in any manner whatsoever with any business in which Company or any of its affiliates is now or may hereafter become engaged. The foregoing prohibition does not include ownership by Employee of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Employee does not otherwise participate in such entity as a director, officer, employee or in any other capacity.

(c) No Commitments. Employee represents and warrants to Company that Employee has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Employee hereunder.

(d) No Obligation to Use Services. Throughout the Term, Employee shall remain ready, willing and able to provide all services contemplated hereunder, but Company will have no obligation to actually make use of Employee’s services. In the event Company elects not to make use of Employee’s services, Company’s only obligation will be to continue to pay Employee’s Base Salary during the Term, unless earlier terminated as provided herein. A decision by Company not to make use of Employee’s services during all or any portion of the Term shall not give rise to any claim against Company for breach of any express or implied duty or obligation, or any claim against Company for any damages whatsoever.

2. Termination.

(a) Events. This Agreement and Employee’s employment by Company will terminate on the earlier of (i) the expiration of the Term, or (ii) the first to occur of any of the following:

(1) Disability.

(i) Failure to Render Service. In the event Employee fails for a period of one hundred twenty (120) business days, either consecutively or in the aggregate during any twelve- (12-) month period, as a result of illness, incapacity, Disability, injury, or by reason of any statute, law, ordinance, regulation, order, judgment or decree, to render the services contemplated by this Agreement, Company, by written notice to Employee, may terminate Employee’s employment.

(ii) Disability Defined. “Disability” shall for purposes of this Agreement mean a physical or mental condition that substantially limits a major life activity and that renders Employee unable to perform the essential functions of Employee’s position, even with such reasonable accommodation by Company that does not impose an undue hardship on Company. Company reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by Employee’s medical personnel, as well as information from medical personnel selected by Company or its insurers.

(2) Death. Employee’s employment shall automatically terminate upon the death of Employee.

(3) For Cause. Company may terminate Employee’s employment at any time, without notice, for Cause. For purposes of this Agreement the term “Cause” includes, but is not limited to: habitual neglect of the duties that Employee is required to perform; willful misconduct; gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform duties; failure of Employee to perform all duties and obligations of Employee in a manner that is satisfactory to Company; sexual or other unlawful harassment; conduct that reflects adversely upon Company, any affiliate of Company, or any officer, director or Board of any of them, including, without limitation, making disparaging remarks; arrest for or conviction of a crime involving moral turpitude; insubordination; any willful act that is likely to or does in fact have the effect of injuring the reputation of Employee or the reputation, business, or a business relationship of Company, any affiliate of Company, or any officer, director or Board of any of them; violation of any fiduciary duty; violation of any duty of loyalty; or breach of any term of this Agreement. Termination of Employee’s employment under this Section 2(a)(3) will not limit Company’s rights and remedies against Employee under this Agreement, at law or in equity.

(4) Without Cause. Company, in its sole and absolute discretion, may terminate Employee’s employment at any time without Cause and with or without notice, subject to subsection (b) below.

(b) Effect. Effective as of the date of the termination of Employee’s employment pursuant to this Section 2, Employee’s right to receive Base Salary, Benefits, expense reimbursement and other amounts (such as bonuses) will cease, provided that Company will pay to Employee such amounts, if any, that Employee has earned but are unpaid, payable in accordance with Company’s customary payroll practices or the applicable plan, program or policy. Notwithstanding the foregoing, in the event Employee’s employment is terminated without Cause pursuant to Section 2(a)(4), and subject to Employee’s compliance with the conditions of Sections 2(c), 4 and 6(j) and execution and delivery within sixty (60) days following such termination of a full and general release of all claims, including but not limited to all claims in connection with Employee’s employment or the termination thereof, in such form as required by Company (which is no longer subject to revocation under applicable law), Company will, in its sole discretion, elect one of the following options at the time of termination: (i) Company will continue to pay Employee’s Base Salary in accordance with Company’s customary payroll practices for one (1) year after the date of termination, during which time Employee will be required to fully comply with Employee’s obligations under Section 4(b)(2) (the Cooling-Off Period), and Employee will be required to certify such compliance in writing on a monthly basis; or (ii) Company will waive the Cooling-Off Period, but will continue to pay Employee’s Base Salary in accordance with Company’s customary payroll practices for one (1) year after the date of termination or until Employee finds alternative employment, whichever is shorter (Employee will be required to immediately notify Company when he or she obtains alternative employment and the date such employment will commence; prior to that time, Employee will be required to certify in writing on a monthly basis that he or she did not secure alternative employment); provided that, in either scenario (i) or (ii), in the case of amounts in excess of the Separation Pay Limit (as defined in Section 6(j)(2) hereof), to the extent that the Separation Pay Limit is applicable and the “short-term deferral” exception under Code Section 409A is not applicable, the first payment shall not be made prior to the sixtieth (60th) day following such termination and such payment shall include any amounts that would otherwise be due prior thereto (and which has not previously been paid) and in such cases, not until the general release is executed, delivered and effective. Such payments will be in lieu of all other rights of Employee under this Agreement, at law or in equity, except as provided in the first sentence of this Section 2(b). Other than the Cooling-Off Period, if applicable, this paragraph is not intended to limit, eliminate, or affect Employee’s legal or contractual post-termination obligations to Company.

(c) Post Termination Conditions. Upon termination of Employee’s employment, Employee will cooperate with and provide reasonable assistance to Company regarding any litigation, contract negotiation, or other matter in which the benefit of Employee’s knowledge or expertise may be requested by Company, including, without limitation, assisting Company, at Company’s request, in the preparation of litigation (including testifying).

3. Renewal.

(a) Notice. If Company intends to negotiate an extension of the Term, Company will give Employee written notice no later than ninety (90) days prior to the expiration of the Term (“Extension Notice”).

(b) Agreement to Renew. Regardless of whether Company gives Employee an Extension Notice, if the parties agree on the terms and conditions of an extended Term or a new agreement, it will be reduced to writing, either in the form of an amendment to this Agreement or a new agreement. No amendment or agreement to renew will be valid unless in writing and signed by Employee and Company.

(c) Effect of Non-Renewal. Regardless of whether Company gives Employee an Extension Notice, if Company and Employee fail to agree on the terms and conditions of an extended term prior to the expiration of the Term then, upon the expiration of the Term (unless sooner terminated in accordance with the provisions Section 2), Employee’s employment will terminate and Employee’s right to receive Base Salary, Benefits, expense reimbursement and other amounts will cease. Upon such expiration of the Term, Company will pay to Employee all Base Salary, Benefits, expense reimbursements and other amounts, if any, earned by Employee but unpaid as of the date of such expiration. All payments and benefits provided in this subsection shall be payable in accordance with Company’s customary payroll practices or the applicable plan, program or policy. Company’s election not to renew or extend Employee’s employment will not relieve Employee of any continuing obligations under the Agreement.

(d) Company’s Discretion. The election to seek an extension of the Term will be at the sole and absolute discretion of Company. No renewal or extension of this Agreement will result in any subsequent renewal or extension of this Agreement unless such subsequent renewal or extension is by written agreement between Company and Employee.

(e) Exclusivity. During the Term and, if Company has given Employee an Extension Notice prior to the expiration of the Term, for a period of ninety (90) days thereafter, Employee shall not directly or indirectly enter into any discussions or negotiations with anyone other than Company for the performance of services by Employee after the expiration of the Term. Employee will negotiate in good faith exclusively with Company if Company elects to seek an extension or renewal of Employee’s Employment Agreement prior to the expiration of the Term and for a period of ninety (90) days thereafter.

(f) No Automatic Renewal; At-Will Employment. This Agreement cannot be renewed automatically for any period of time. If the Agreement has not been renewed, but Company, in its sole discretion, permits the employment relationship to continue after the expiration of the Term, Employee will be considered an at-will employee, and either party can terminate the employment relationship at any time, with or without notice, and with or without cause. Company’s election to permit the employment relationship to continue on an at-will basis will not relieve Employee of any continuing obligations under the Agreement.

4. Confidentiality/Trade Secrets/Unfair Competition; Competitive Activities; Proprietary Rights.

(a) Confidentiality/Trade Secrets/Unfair Competition.

(1) Defined. In the performance of Employee’s duties, Employee will have access to, receive and be entrusted with trade secrets and other confidential information, included but not limited to information regarding marketing, sales, finances, management, administration, production, distribution, customer lists, pricing, plans, processes, and specifications, which are presently owned, or at any time in the future may be developed and owned by Company or its affiliates or its or their agents or consultants, which are actually or may potentially be used in the operation of Company’s business, or obtained from third parties under an agreement of confidentiality, and which is not otherwise part of the public domain (collectively the “Confidential Material”).

(2) Prohibitions. Employee acknowledges and agrees that all Confidential Material is considered secret and is made available to Employee in strictest confidence. Except in the performance of Employee’s duties or as may be required by applicable law, Employee shall not, directly or indirectly for any reason whatsoever, disclose, duplicate or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, and all copies thereof, wherever located, relating in any way to the Confidential Material or otherwise to Company’s business, which Employee prepares, uses or encounters, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material.

(3) Delivery. Upon termination of this Agreement by any means, or whenever requested by Company, Employee shall promptly deliver to Company any and all of the Confidential Material, and all copies thereof, not previously delivered to Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control. Employee hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Material by any means whatsoever and any time before, during or after employment with Company shall constitute a material breach of this Agreement and unfair competition; and Employee agrees not to engage in unfair competition either during the time employed by Company or at any time thereafter in perpetuity.

(b) Competitive Activities.

(1) Solicitation. Employee covenants and agrees that during the Term and for a period of one (1) year after the date of termination of Employee’s employment, Employee shall not directly or indirectly influence or attempt to influence or solicit any existing (at the time of Employee’s termination) or prospective (known by Employee to be targeted at the time of his/her termination or where the relationship is created after termination, but during the non-solicitation period) customers, employees, performers or independent contractors of Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship or prospective relationship with Company or such affiliates.

(2) Cooling-Off. Employee further covenants and agrees that if Employee’s employment is terminated prior to the expiration of the Term, for a period of one (1) year after the date of termination (the “Cooling-Off Period”), Employee will not directly or indirectly engage in the “Business” (as defined at the end of this Section 4(b)(2)) in the United States and Puerto Rico and any other country in which Company or any of its affiliates engages in such Business (whether alone, as a partner, joint venturer, officer, director, employee, consultant or investor of any other entity), including but not limited to any activity that is competitive with or adverse to such business or that involves (x) representing, as talent agent or otherwise, any performer or celebrity, (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced, or (z) the advertising, marketing, telemarketing or sale of any product, institution or service. Employee also covenants and agrees that during the Cooling-Off Period Employee will not (other than in the performance of Employee’s duties under this Agreement) join or participate with any person who is, or hereafter at any time is engaged by Company or any of its affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of Company or any of its affiliates. For purposes of this subsection, “Business” means any and all forms of media, communication and entertainment, including, without limitation, television, radio, the internet (including e-services and e-commerce), music, movies, theater, print and visual/audio entertainment via all methods of delivery whether now known or hereafter developed or conceived.

(c) Copyrights and Other Intellectual and Industrial Property Rights.

(1) Copyrights: Works Made For Hire. Employee acknowledges and agrees that Employee is Company’s employee “for hire.” In this regard, Company, and not Employee, is the sole and exclusive owner of the rights to the fruit, proceeds and work product of Employee, including, but not limited to, scripts, artwork, software programs, lay-outs, story boards, characters, stage-names, slogans, designs, sales presentations, etc., created, written, developed, furnished, produced, disclosed or acquired by Employee, alone or in collaboration with others, during Employee’s employment by Company (collectively the “Work Product”). Employee further acknowledges and agrees that the Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (17 U.S.C. §101), as amended, such that all copyrights in and to the Work Product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of Company. If, for any reason, the Work Product or any portion thereof does not qualify as “work made for hire,” Employee is deemed to have hereby irrevocably sold, assigned and transferred to Company all copyrights in and to the Work Product or applicable portion thereof, exclusively, in perpetuity and throughout the universe.

(2) Post Termination Intellectual or Industrial Property Rights. Without limitation to subparagraph 4(c)(1) above, Employee further acknowledges and agrees that any work or material (whether protectable under patent, trademark, copyright, trade secret, or otherwise) conceived, discovered, created, or made by Employee, alone or in collaboration with others, within one (1) year after the termination of Employee’s employment by Company for any reason, which is derivative from Employee’s work for Company during his/her employment with Company, or that results from Employee’s use of any Company property (including, without limitation, any Company trade secret or confidential information that Employee acquired during or by reason of his/her employment with Company), is hereby deemed conclusively by the parties to constitute “Work Product” for the purposes of this Section 4(c) and will belong to Company as its sole and exclusive property, and is hereby irrevocably assigned by Employee to Company, exclusively, in perpetuity and throughout the universe. For the avoidance of doubt, Company will not be barred from claiming infringement of its intellectual property rights by Employee or Employee’s then-current employer merely by the passage of the one (1) year period mentioned above. Employee shall promptly and fully disclose the underlying basis for all such patent, trademark, trade secret or other intellectual or industrial property to Company and shall cooperate with Company in perfecting its ownership rights therein and thereto.

(3) Moral Rights. Employee hereby irrevocably assigns and transfers to Company, exclusively, in perpetuity and throughout the world, any and all Moral Rights (as defined below) that Employee may have in or to the Work Product under the laws of any country or jurisdiction in the world. To the extent any such rights cannot be assigned to Company, Employee hereby irrevocably waives in perpetuity and agrees never to assert such rights against Company or its affiliates, partners or licensees. In the event any such rights cannot be assigned to Company or waived by Employee, Employee hereby irrevocably grants to Company an exclusive, worldwide, royalty-free, perpetual license, with the right to sublicense to others, to exploit such rights in any manner and for any purpose whatsoever. As used herein, the term “Moral Rights” shall mean the rights to (a) divulge a work to the public, (b) retract a work from the public, (c) claim authorship of a work, and (d) prevent any distortion, mutilation, or other modification of a work; the term shall include any and all similar rights existing under the laws of any country or jurisdiction in the world, or under any international treaties, regardless of whether such rights are generally referred to as “moral rights.”

5. Conflicts of Interest. Employee represents and warrants that Employee is familiar with the provisions of Sections 317 and 507 of the Communications Act of 1934, as amended, recognizes Employee’s responsibilities and personal liabilities thereunder, and will fully comply with those provisions during the Term. Specifically, Employee will not, without the prior knowledge and written consent of Company in each instance: (a) engage in any business or economic activity that would create a conflict of interest in the selection of broadcast matter; (b) accept any favors, loans, entertainment or anything of value from persons seeking the airing of any matter in return therefor; or (c) promote over the air any activity or matter in which Employee or any affiliate of Employee has a direct or indirect financial interest. Employee will provide Company with such information and execute such certifications as Company may from time to time reasonably require to enable Company to discharge its obligations under the above-referenced statutory provisions.

6. Miscellaneous.

(a) Succession. This Agreement shall inure to the benefit of and shall be binding upon Company, its successors and assigns. The obligations and duties of Employee hereunder are personal and not assignable. Company will have the right to assign its rights and obligations to any successor or affiliate of Company.

(b) Notices. Any notice provided for in this Agreement shall be in writing and sent:

If to Company to:

Univision Communications Inc.

605 Third Avenue, 12th Floor

New York, New York 10158

Attention: General Counsel

With copies to:

Arya Towfighi, SVP/Assistant General Counsel – Head of Litigation

Univision Communications Inc.

5999 Center Drive

Los Angeles, California 90045-0073

Fax: (310) 348-3679

and

Michael Pustizzi, Vice President Human Resources

Univision Communications Inc.

9405 NW 41st Street

Miami, Florida 33178

or at such other address as Company may from time to time in writing designate; and, if to Employee, at such address as Employee may from time to time in writing designate (or Employee’s business address of record in the absence of such designation). All notices will be deemed to have been given immediately if communicated by telecopy or facsimile transmission, and two (2) business days after they have been deposited, in the United States mail, certified, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notice (or on the date the return receipt is signed, if later than two (2) business days).

(c) Entire Agreement. This instrument constitutes and contains the entire agreement and final understanding concerning Employee’s employment and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, warranty, covenant or agreement not specifically included in this Agreement will not be binding upon or enforceable against either party. This is a fully-integrated agreement. No amendment or modification of the terms of this Agreement will be valid unless made in writing and signed by Employee and Company.

(d) Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof or of any other right, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

(e) Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in such State and without regard to conflicts of law doctrines, except to the extent that federal law preempts certain matters.

(f) Severability. If this Agreement for any reason is or becomes unenforceable in any material respect by any party, it shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law. In the event that any portion of the second paragraph of Section 1 or any portion of Section 4 of these Standard Terms and Conditions is more restrictive than permitted by applicable law, such provisions shall be deemed and construed as limited to the extent, but only to the minimum extent, necessary to permit their enforcement under such law. In particular, the parties acknowledge that the duration and geographic scope of such provisions may be so limited to permit the greatest possible enforcement thereof.

(g) Withholding. All compensation payable hereunder shall be subject to applicable taxes, withholding, premium charges, co-payment of benefits, self-insured retentions and other normal deductions.

(h) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights at law or in equity existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for certain breaches of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Such injunctive relief shall be available without the posting of any bond or other security. In this connection, the parties agree that the services to be rendered by Employee under this Agreement are of a special, unique and extraordinary nature, which gives them a peculiar value and that a breach by Employee will cause Company great and irreparable injury and harm.

(i) Survival. The provisions of Sections 2(b)(c), 3(d), 4(a)(b)(c), and 6(d)(e)(f)(h)(i)(j) will survive the expiration or earlier termination of this Agreement.

(j) Code Section 409A.

(1) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or any damages for failing to comply with Code Section 409A.

(2) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that as a result of an earlier absence because of mental or physical incapacity Employee incurs a “separation from service,” Employee shall on such date automatically be terminated from employment as a Disability termination. If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(j)(2) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the term “Separation Pay Limit” shall mean, two (2) times the lesser of (i) Employee’s annualized compensation based on Employee’s annual rate of pay for the taxable year of Employee preceding the taxable year in which Employee has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which Employee incurs a “separation from service.”

(3) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(4) For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.